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                     COCA-COLA ENTERPRISES INC.          Exhibit 12

                 EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDENDS
                     (In millions except ratios)

                                        Quarter ended         Six Months ended
                                    --------------------    --------------------
                                     July 3,    June 27,     July 3,    June 27,
                                      1998        1997        1998        1997
                                    --------    --------    --------    --------
Computation of Earnings:
  Earnings from continuing
    operations before income
    taxes.....................        $172        $182        $ 93        $128
  Add:
    Interest expense..........         175         126         349         230
    Amortization of
      capitalized interest....           -           -           1           1
    Amortization of debt
      premium/discount
      and expenses............           7           6          13          12
    Interest portion of rent
      expense.................           7           6          13          11
                                      ----        ----        ----        ----
Earnings as Adjusted..........        $361        $320        $469        $382
                                      ====        ====        ====        ====
Computation of Fixed Charges:
  Interest expense............        $175        $126        $349        $230
  Capitalized interest........           1           1           3           1
  Amortization of debt premium
    /discount and expenses....           7           6          13          12
  Interest portion of rent
    expense...................           7           6          13          11
                                      ----        ----        ----        ----
Fixed Charges.................         190         139         378         254
Preferred Stock Dividends.....           -           -           -           3
                                      ----        ----        ----        ----
Combined Fixed Charges and
   Preferred Stock Dividends..        $190        $139        $378        $257
                                      ====        ====        ====        ====

Ratio of Earnings to Fixed
   Charges (a)...............         1.90        2.30        1.24        1.50
                                      ====        ====        ====        ====
Ratio of Earnings to Combined
   Fixed Charges and Preferred
   Stock Dividends (a).......         1.90        2.30        1.24        1.49
                                      ====        ====        ====        ====

(a)  Ratios were calculated prior to rounding to millions.